Exhibit 10.17

SEVERANCE RIGHTS AGREEMENT

BY AND BETWEEN KIRKLAND’S AND ROBERT E. ALDERSON

DATED FEBRUARY 23, 2015

February 23, 2015

Mr. Robert E. Alderson

Chief Executive Officer

Kirkland’s, Inc.

5310 Maryland Way

Brentwood, TN 37027

Re: Post-Employment Compensation Rights

Dear Robert:

On behalf of Kirkland’s, Inc. (the “Company”), this letter memorializes certain agreements regarding your post-employment compensation rights in connection with your retirement on February 7, 2015 (the “Retirement Date”).

(i)	Your severance rights letter with the Company, as amended and restated on December 7, 2012 (the “Severance Rights Letter”), remains in full force and effect, subject to the following modification: no present value discount will be applied to the single sum cash payment described in paragraph (1) thereof.

(ii)	Subject to your timely execution of the release described in the Severance Rights Letter, the Company will pay on your behalf or reimburse Medicare Part A, B, D, and F premiums for you and your spouse following your separation from service and until your 72nd birthday (based on the coverage selected by you), up to a maximum amount per month equal to twice the difference between (a) the then prevailing COBRA premium for “employee plus spouse” coverage under the Company’s group health plan, and (b) the monthly amount then paid by active employees for “employee plus spouse” coverage under the Company’s group health plan. You acknowledge that this is a complete satisfaction of your rights under paragraphs (2) and (3) of the Severance Rights Letter.

(iii)	The Company will pay you an additional monthly amount sufficient to satisfy the federal and state taxes arising from the monthly payments described in the preceding paragraph (ii) and this paragraph (iii), as reasonably determined by the Company. These additional monthly payments will be remitted directly to the applicable taxing authorities through the Company’s payroll mechanism, in each case at the same time that taxes are required to be withheld with respect to the related healthcare premium payment or reimbursement.

(iv)	The Company will waive the requirement that you be employed on the bonus payment date to receive any annual incentive bonus otherwise earned by you for the year ended January 31, 2015 (“fiscal 2014”). Any fiscal 2014 bonus earned by you will be paid at the same time as fiscal 2014 bonuses are paid to active executives.

(v)	Subject to your timely execution of the release described in the Severance Rights Letter, the vesting of all of your outstanding equity incentive awards will be accelerated such that all outstanding equity awards will be fully vested as of the Retirement Date. In accordance with the Company’s Amended and Restated 2002 Equity Incentive Plan (the “Plan”), the survival of vested options is determined with reference to your service to the Company in any capacity (not solely with respect to your employment). Accordingly, your post-employment service to the Company as a non-employee director will count for purposes of determining the survival of such vested options.

(vi)	Following your retirement, you, your spouse and your children will be entitled to a lifetime discount of 40% on any purchases in the Company’s stores or on its website.

This letter, together with the Severance Rights Letter, the Plan and the award agreements governing your outstanding equity incentive awards, represent our entire agreement regarding your post-employment compensation rights and supersede all prior or contemporaneous discussions, agreements, and understandings between us relating to that topic. This letter may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company. This letter will be governed by, and enforced in accordance with, the laws of the state of Tennessee without regard to the application of the principles of conflicts or choice of laws.

Sincerely,

/S/ W. MICHAEL MADDEN
W. Michael Madden
President and Chief Operating Officer

Acknowledged and agreed on February 23, 2015:

/S/ ROBERT E. ALDERSON
Robert E. Alderson

Cc:	Steven J. Collins
R. Wilson Orr, III